Exhibit 99.1

News Release

InvenSense(TM) To Acquire MEMS Microphone Business Line From Analog Devices, Incorporated

Acquisition Expected to Accelerate InvenSense Audio Roadmap and Increase Available Market by bringing in Expanded Product Portfolio and Technology Expertise

San Jose, California, October 14, 2013 - InvenSense, Inc. (NYSE: INVN), the leading provider of MotionTracking(TM)system on chip devices and Analog Devices, Inc. (NASDAQ:ADI), announced that the companies have entered into a definitive purchase agreement for InvenSense to acquire all of the assets of ADI that are exclusively related to ADI’s MEMS microphone business line (MBL) including intellectual property, goodwill and certain tangible and intangible assets. InvenSense will also assume certain specified liabilities of ADI related to the MBL.

The acquisition of ADI’s MBL is expected to accelerate InvenSense’s audio roadmap and complement its current MEMS System on Chip (SoC) product offerings at existing mobile, gaming and wearable device customers, while gaining entry into new markets. The acquisition also is intended to expand InvenSense’s patent portfolio and existing tier one customer base, which includes major OEM brands worldwide.

The transaction includes approximately 30-40 of ADI’s core employees within the MPL product line and certain support operations, located primarily in Wilmington, MA, Bratislava, Slovakia and Shanghai, China. ADI’s MBL product line includes all MEMS microphone devices and complete turnkey reference designs.

“Our fabless MEMS business model and our leadership in MotionTracking solutions have positioned us for significant growth in the coming years in our existing markets” said Behrooz Abdi, President & Chief Executive Officer, InvenSense, Inc. “Audio is fast becoming complementary to motion as a means for interacting with contextually aware devices and applications, with an increasing attach rate of 2-3 microphones per high-end phone. With this acquisition, we are excited to welcome an exceptionally experienced team into InvenSense that will enable us to significantly scale our audio product portfolio, accelerate our time to market, and achieve long-term growth in the broader sensor SoC market.”

In connection with the acquisition, InvenSense will pay $100 million in cash in exchange for ADI’s MBL assets. Additional cash consideration may be payable upon achievement over 12 months of certain mutually agreed upon financial targets. The board of directors of each company has approved the transaction and stockholder approval of the transaction is not required by either company. The closing, which is targeted to occur during October 2013, remains subject to customary closing conditions. In connection with the transaction, ADI will provide certain transition related services to InvenSense, which includes supplying MBL inventory for a limited period of time following the sale. InvenSense may record one-time costs for transaction expenses and purchased in-process research and development expenses related to the acquisition in the quarter in which the transaction closes. The amount of those costs, if any, has not yet been determined. Other than these one-time costs, the transaction is not expect to significantly impact earnings for the balance of InvenSense’s fiscal year ending March 2014 and is expected to be accretive to earnings thereafter.

Conference Call Information

InvenSense management will include comments about the asset acquisition and answer investor questions during its regularly scheduled investor conference call currently scheduled to be held at 1:30 pacific standard time October 29, 2013 . To listen to the conference call, please dial (877) 474-9506 ten minutes prior to the start of the call, using the passcode 10491885. International callers, please dial (857) 244-7559. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial (888) 286-8010 and enter passcode 84781939. International callers please dial (617) 801-6888.

The conference call will be available via a live webcast on the investor relations section of InvenSense’s web site at www.invensense.com/ir. An archived webcast replay will be available on the web site for three months.

About	InvenSense

InvenSense Inc. (NYSE: INVN) is the world’s leading provider of MotionTracking(TM) solutions for consumer electronic devices. The company’s patented InvenSense Platform and patent-pending MotionFusion(TM) technology address the emerging needs of many mass-market consumer applications via improved performance, accuracy, and intuitive motion- and gesture-based interfaces. InvenSense technology can be found in consumer electronic products including smartphones, tablets, gaming devices, optical image stabilization, and remote controls for Smart TVs. The company’s MotionTracking products are also being integrated into a number of industrial applications. InvenSense is headquartered in San Jose, California and has offices in China, Taiwan, Korea, Japan, and Dubai. More information can be found at www.invensense.com.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any statements in this press release concerning the future performance of the microphone business line and the impact of the acquisition on our future product offerings, customer penetration and financial performance, including the expansion of our customer base, the potential for us to sell new audio product offerings to existing customers, our entry into new markets, the acceleration of our audio roadmap, the increasing penetration of audio solutions into high-end phones, the transaction not having a significant impact on our financial performance for the fiscal year ending March 31, 2014 and the transaction being accretive to our earnings thereafter. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, the our achievement of design wins for our new product offerings, intense competition in our industry; our dependence on a limited number of customers; our entry into a new product market, our ability to continue to develop and introduce new and enhanced products on a timely basis; difficulties in integrating a newly acquired business organization with our own, including managing teams in new geographic locations, as well as transitioning existing business processes to our own platform, and changes in economic conditions in our markets, as well as other risk factors discussed in documents filed by us with the Securities and Exchange Commission (SEC) from time to time. Copies of InvenSense`s SEC filings are posted on the company`s website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

©2013 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, MotionFusion, MotionApps, DMP, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

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For Investor Inquiries, Contact:

Alan Krock

Chief Financial Officer

InvenSense, Inc.

ir@invensense.com

David Almoslino

Senior Director

Marketing and Communications

InvenSense, Inc.

408.501.2278

pr@invensense.com